Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-134846) and on Form S-3 (File No. 333-137487) of Aduddell Industries, Inc. of our report dated April 10, 2008 relating to the consolidated financial statements of Aduddell Industries, Inc. as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, which appears in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Sutton Robinson Freeman & Co., P.C.

Certified Public Accountants

Tulsa, Oklahoma

April 30, 1008